Exhibit 99.1

FOR IMMEDIATE RELEASE

June 27, 2019

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES ANNOUNCES PROPOSED CAPITAL ACTIONS
IN 2019 CAPITAL PLAN

Proposed Capital Actions Include a 7% Increase of the Quarterly Cash Dividend and the Repurchase of Up To $513 Million of Common Stock

COLUMBUS, Ohio - Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) announces proposed capital actions included in Huntington's 2019 capital plan. These planned actions include:

•	A 7% increase in the quarterly dividend per common share to $0.15, starting in the third quarter of 2019, subject to approval by the Board of Directors;

•	The repurchase of up to $513 million of common stock over the next four quarters (July 1, 2019 through June 30, 2020), subject to authorization by the Board of Directors; and

•	Maintaining dividends on the outstanding classes of preferred stock and trust preferred securities.

“We are a high-performing regional bank, seeking to deliver top quartile, through-the-cycle shareholder returns,” said Stephen D. Steinour, chairman, president, and CEO. “Disciplined capital management is a key component in that equation. The 2019 capital plan aligns with our well-articulated capital priorities: to fund organic growth first, to increase our quarterly dividend for the seventh consecutive year, and then other uses, including returning capital to our shareholders through share repurchases.”

“The plan is supported by our continued strong financial performance, robust capital generation, and disciplined risk management, including adherence to our aggregate moderate-to-low risk appetite. We also were cognizant of the significant macroeconomic and market volatility over the past several months, as well as other global economic uncertainty. As we manage through this environment, the plan is consistent with our stated goal of managing our CET1 capital ratio to the high-end of our targeted operating range of 9% to 10%.”

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,687 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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